EXHIBIT (6)(o)
                       LICENSE AND DISTRIBUTION AGREEMENT


         This License and Distribution Agreement ("Agreement"), effective as of June 6, 2002, is entered into by and between Edocusign, Inc. ("Licensor"), a Delaware corporation, with its principal offices located at 79 Overlook Terrace, Roslyn, NY 11576 and SearchHelp, Inc. ("Licensee"), a Delaware corporation, with its principal offices located at 1055 Stewart Avenue, Bethpage, New York 11714.


                                   WITNESSETH:

         WHEREAS, Licensor is the owner of certain proprietary software products more specifically described on Exhibit A hereto ("Products");

         WHEREAS, Licensee has the expertise and the capability to market and distribute the Products; and

         WHEREAS, Licensor and Licensee desire to enter into this Agreement pursuant to which Licensee will market and distribute the Products in accordance with the terms and conditions hereinafter set forth;

         NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

I.       LICENSE
         -------

         For the period commencing on the effective date of this Agreement and continuing through and including December 31, 2003, Licensor hereby grants to Licensee a non-transferable, exclusive license to manufacture, package, promote, market, advertise, sell and otherwise distribute the Products within the United States and its territories ("Territory") to end-users who are individuals for their personal use, retail outlets that sell to end-users who are individuals for their personal use and educational organizations and school districts for use in public and private schools (collectively, "Customers"), in accordance with the terms and conditions set forth herein. Commencing on January 1, 2004 and continuing through the termination of this Agreement, Licensor grants to Licensee a non-transferable, non-exclusive license to manufacture, package, promote, market, advertise, sell and otherwise distribute the Products within the Territory in accordance with the terms and conditions set forth herein. Said licenses shall include, but not be limited to, the right to use and reproduce such of Licensor's trademarks, service marks and trade names as Licensee shall determine to be reasonably necessary to carry out the intent of this Agreement, subject in each instance to the prior approval of Licensor, which approval shall not be unreasonably withheld or delayed.

         Licensee acknowledges and agrees that the rights granted to it hereunder are those of a licensee only. Licensor retains all ownership rights in the Products (including any and all intellectual property rights associated therewith) and Licensee agrees that it shall take no action inconsistent with, or detrimental to, the assertion of such rights by Licensor. Furthermore, Licensee agrees that it shall not, and shall not assert the right to, modify or alter the Products (including any and all intellectual property rights associated therewith) in any manner and/or for any purpose without the express prior written consent of Licensor.

II.      PRODUCTION AND DISTRIBUTION
         ---------------------------

         1. Throughout the term of the exclusive license granted hereunder, Licensee shall be the sole and exclusive manufacturer, packager, marketer and distributor of the Products within the Territory. Licensor shall not designate, authorize or otherwise sanction the manufacture, packaging, marketing, sale or other distribution of the Products within the Territory by any person other than Licensee without the express prior written consent of Licensee which consent may be given or withheld in the sole judgment of Licensee.

         2. Throughout the term of the non-exclusive license granted hereunder, Licensor may designate one or more third party distributors ("TPD") to manufacture, package, market and distribute the Products within the Territory. Any such designation, however, shall be subject to the following terms and conditions:

         (a) Neither Licensor nor any TPD shall solicit or otherwise attempt to do business with any Customer of Licensee provided that Licensee provides Licensor with prior written notice of its current and active Customers; (b) Neither Licensor nor any TPD shall represent to any potential customer that it has a business relationship or is otherwise affiliated with Licensee with respect to the marketing and distribution of the Products; (c) Neither Licensor nor any TPD shall use or in any way make reference to any names, service marks, advertising campaigns, promotions and/or marketing materials developed by or for Licensee; and (d) Neither Licensor nor any TPD shall sell any Product for a price less than that currently being charged by Licensee for substantially the same Product.

         3. Licensee shall use its best efforts to market, sell and otherwise distribute the Products in the Territory. Licensee's sales force and customer service personnel shall be adequately trained with respect to the Products. Throughout the term of the exclusive license granted hereunder, Licensor shall forward all telephone inquiries it receives with respect to the Products to Licensee.

         4. The manufacture and packaging of the Products by Licensee shall be at the sole cost and expense of Licensee and Licensor shall have no obligation with respect thereto.

         5. All packaging of Products and any related advertising materials that incorporate any trademark, service mark and/or trade name owned by Licensor shall be approved by Licensor prior to use, such approval not to be unreasonably withheld. Licensee agrees that it shall include in all packaging of Products, and shall otherwise obtain from all end-users of the Products, a license agreement in the form of Exhibit B hereto.

         6. Unless otherwise agreed to in writing by Licensor, all costs and expenses incurred by Licensee in the marketing, sale and distribution of the Products hereunder shall be the sole and exclusive responsibility of Licensee.

III.     TERMS OF SALE; CONSIDERATION
         ----------------------------

         1. Licensee shall produce the Products in such amounts, and shall sell the Products for such purchase price, as Licensee shall determine in its sole discretion.

         2. In consideration for the license granted to Licensee hereunder, Licensee shall make the following payments to Licensor:

         (a) Not later than forty-five (45) days after the close of Licensee's initial public offering, Licensee shall make a one-time payment to Licensor in the amount of Fifty Thousand Dollars ($50,000); and

         (b) For each Product sold by Licensee ((whether packaged, in electronic form (i.e downloaded by the purchaser), or otherwise)), Licensee shall pay to Licensor the sum of Four Dollars ($4.00).

         Notwithstanding the foregoing, Licensor shall not be entitled to receive the payment described in subparagraph (b) above for any Products distributed by Licensee free of charge for any purpose whatsoever; provided, however, that Licensee shall not distribute more than fifteen hundred (1500) free Products (packaged or in electronic form) per year. Any payment described in subparagraph (b) to which Licensor is entitled shall be paid to Licensor not later than the twenty-fifth (25th) day of the month immediately following the month in which Licensee receives payment from the purchaser for the corresponding Product. In the event that Licensee fails to receive payment for any Product that it sells, Licensee shall have no obligation to make any payment to Licensor with respect to such Product.

         3. In the event that Licensee refunds the purchase price of any Product to the purchaser after Licensee has made the corresponding payment to Licensor, Licensee may offset the amount of the payment made to Licensor with respect to such Product against future amounts owing to Licensor by Licensee. This paragraph shall not apply, however, to any refund issued by Licensee more than ninety (90) days after the date on which the corresponding Product was sold.

IV.      OBLIGATIONS WITH RESPECT TO PRODUCTS
         ------------------------------------

         1. In the event any Product is materially defective as a result of defects or "bugs" in the source code, Licensee will notify Licensor promptly with respect to such defect. If Licensor determines that such defect exists, Licensor shall attempt to cure the problem through on-line downloading of patches, "bug" fixes and/or upgrades. If the defect cannot be cured in this manner and Licensee is required to expend money to replace Products, Licensee shall be entitled to retain amounts otherwise payable to Licensor pursuant to
Section III, Paragraph 2(b) of this Agreement until such time as Licensee has recouped all money expended on Product replacements.

         2. Licensor shall provide Licensee with commercially reasonable on-line technical support for those Products that are registered with Licensor pursuant to Licensor's registration form. Additionally, Licensor shall provide to Licensee, at no additional cost to Licensee, free upgrades (i.e. enhancements of existing software) of the Products. In the event that Licensor develops new functionalities (i.e. plug-ins), Licensor and Licensee will negotiate in good faith with respect to the terms upon which Licensee may be granted access to such functionalities.

V.       TERMINATION
         -----------

         1. The term of this Agreement shall be five (5) years from the effective date first set forth above. At the end of the initial term, Licensor and Licensee shall negotiate in good faith with respect to the terms upon which the licenses granted hereunder may be continued.

         2. Either party may terminate this Agreement immediately if the other party becomes insolvent, makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, consents to the appointment of a trustee to manage its assets, or is subject to an involuntary petition in bankruptcy and such petition is not discharged within sixty (60) days of the filing thereof. Termination will become effective upon the giving of notice unless notice is not legally permitted. In that event, the Agreement shall be deemed to have terminated automatically without further action by either party.

         3. The non-breaching/non-defaulting party may terminate this Agreement if (i) a material breach occurs hereunder (other than a breach or default relating to payments due hereunder) and the breaching party does not cure such breach within thirty (30) days of receipt of notice from the non-breaching party, or (ii) a payment default occurs hereunder and such default is not cured within ten (10) days of receipt of notice of such default.

         4. This Agreement may be terminated by Licensee upon not less than ninety (90) days written notice to Licensor prior to the expiration of the initial term or any renewal term hereof.

         5. This Agreement may be terminated by Licensor in the event that Licensee's initial public offering, as referred to in Paragraph 2(a) of Section III hereof, is not completed by the close of business on March 31, 2003.

         6. In the event that this Agreement shall terminate, Licensee shall immediately cease the manufacture, packaging, marketing and distribution of the Products; provided, however, that Licensee shall be allowed to fill all existing orders and liquidate all existing inventory for a period not to exceed one hundred eighty (180) days after the effective date of termination. As of the effective date of termination, all licenses granted to Licensee hereunder shall terminate and all rights thereunder shall revert to Licensor. Furthermore, Licensee shall delete the Products and any of Licensor's intellectual property from all of Licensee's product listings, catalogues, websites, advertising and other similar materials and shall delete all references to Licensee acting as an authorized distributor for Licensor from all sources.

VI.      INDEMNITY AND CONFIDENTIALITY
         -----------------------------

         1. Licensee shall, and does hereby agree to, indemnify and save Licensor, its legal representatives, successors and assigns harmless from and against any and all claims, fees, charges, actions, expenses, liabilities, damages, or losses whatsoever including, without limitation, reasonable attorney's fees, arising from the willful acts or material omissions of Licensee or any of its employees, agents or representatives in connection with this Agreement. The indemnities and obligations herein provided shall continue in full force and effect notwithstanding the termination of this Agreement. Licensor shall give Licensee prompt written notice of any matter with respect to which Licensor is entitled to indemnification hereunder. This indemnity obligation shall not include any claim for lost profits, consequential damages or other indirect losses of any kind.

         2. Licensor shall, and does hereby agree to, indemnify and save Licensee, its legal representatives, successors and assigns harmless from and against any and all claims, fees, charges, actions, expenses, liabilities, damages, or losses whatsoever including, without limitation, reasonable attorney's fees, arising from (i) the willful acts or material omissions of Licensor or any of its employees, agents or representatives in connection with this Agreement or (ii) the failure of the Products to perform as represented. Notwithstanding the forgoing, however, LICENSOR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE. The indemnities and obligations herein provided shall continue in full force and effect notwithstanding the termination of the Agreement. Licensee shall give Licensor prompt written notice of any matter with respect to which Licensee is entitled to indemnification hereunder. This indemnity obligation shall not include any claim for lost profits, consequential damages or other indirect losses of any kind. The aggregate liability of Licensor with respect to the indemnity set forth in this Paragraph 2 is limited to the total amount actually paid to Licensor by Licensee under this Agreement as of the date any such indemnity payment is due and owing.

         3.  Licensee   acknowledges  that  by  reason  of  entering  into  this
Agreement, it will have access to certain information and materials that Licensor deems to be proprietary to it, not readily available to the public or otherwise of a confidential nature ("Confidential Information"). Furthermore, Licensee acknowledges that Licensor could suffer irreparable harm if such Confidential Information were disclosed to third parties. Therefore, Licensee agrees that it will not use or disclose for its own purposes, or those of any third party, any such Confidential Information revealed to it by Licensor or to which it otherwise becomes privy. Licensee shall take such commercially reasonable steps as are necessary to protect the confidentiality of such Confidential Information. Upon the termination of this Agreement and for a period of five (5) years thereafter, Licensee shall continue to treat the Confidential Information as confidential and shall not manufacture, or have manufactured, any devices, components or assemblies utilizing any of the Confidential Information. Furthermore, during the period that the licenses granted hereunder are exclusive, Licensee shall not engage in the manufacture, marketing, sale or other distribution of any product that competes, directly or indirectly, with the Products. Upon request, Licensee shall destroy or return to Licensor all copies of such Confidential Information. This provision does not apply to (i) Confidential Information already known to Licensee, and (ii) Confidential Information generally known to, or available for use by, the public.

VII.     PRODUCT NAME
         ------------

         All references to the terms "Secure Personal Information Keyed Electronically", "SPIKE", "S.P.I.K.E.", or any derivative of any thereof including, without limitation, all rights with respect to artwork, designs, likenesses, goodwill and copyright and trademark registrations and applications (the "Product Names"), are the sole and exclusive property of Licensee. Neither Licensor nor any third party claiming through Licensor shall have any right to use any of such terms for any purpose whatsoever without the express written agreement of Licensee. Licensee shall have no obligation to grant Licensor or any third party any rights in or to the Product Names and shall have no obligation to enter into negotiations with respect to the potential grant of such rights.

VIII.    RIGHT OF FIRST REFUSAL
         ----------------------

         1. In the event that Licensor desires to expand the marketing and distribution of the Products into countries outside of the Territory, Licensor shall first negotiate in good faith with Licensee with respect to such expansion.

         2. In the event that Licensor desires to sell any or all of its right, title and interest in and to the Products, Licensor shall first negotiate in good faith with Licensee with respect to such sale. Licensor shall not sell such right, title and interest to any third party unless the terms of such sale are materially better than those offered to Licensor by Licensee.

         3. In the event that Licensor sells its right, title and interest in and to the Products to any third party, such third party must also assume Licensor's obligations under this Agreement.

         4. In the event that this Agreement terminates, Licensee hereby agrees to sell, transfer and assign to Licensor all of its right, title and interest in and to (i) the Product Names, and (ii) the promotional strategies, advertising campaigns and other rights and properties constituting the "environment" created by Licensee with respect to the Products. In consideration for such sale, transfer and assignment, Licensor agrees to make the payments to Licensee described in Paragraph 2(b) and Paragraph 4 of Section III. Notwithstanding the forgoing, the consummation of any such sale, transfer and assignment shall be subject to (i) written notice from Licensor that it desires to exercise its rights under this Paragraph 4, and (ii) the negotiation of mutually acceptable documentation.

IX.      REPORTS
         -------

         Within twenty-five (25) days after the end of each calendar month, Licensee will provide Licensor with one or more sales reports in such form(s) as the parties shall mutually agree; provided, however, that such reports shall include, at a minimum, all such relevant detailed information as shall be reasonably necessary to enable Licensor to verify the manufacture, sale and distribution (including, without limitation, distributions without charge) of the Products and the accuracy of the information contained in such reports. In addition, throughout the term of this Agreement Licensee shall provide Licensor with the ability to review its books and records with respect to the manufacture, sale and distribution of Products under this Agreement. Such review shall be conducted no more frequently than monthly and shall be conducted in Licensee's offices during normal business hours. Licensor shall give Licensee not less than ten (10) days prior written notice of its desire to conduct such a review and the parties shall work together in good faith to identify an appropriate date for such review.

X.       MISCELLANEOUS
         -------------

         1. Licensee shall comply with all material laws, rules, regulations and ordinances applicable to the manufacture and sale of the Products and shall obtain all material permits, licenses, authorizations and/or certificates that may be required by any governmental, regulatory or administrative agency or body.

         2. Licensee shall promptly notify Licensor of any apparent or suspected infringement of or challenge to Licensee's or any purchaser's use of the Products or any other intellectual property associated therewith including, but not limited to, trademarks and copyrights of Licensor. Licensee agrees to assist in any reasonable action taken or proposed to be taken by Licensor in connection with any such infringement.

         3. No waiver of any right or remedy in respect to any occurrence or event will be deemed a waiver of such right or remedy in respect of any other event or occurrence.

         4. This Agreement constitutes the entire agreement between the parties with respect to the subject matter set forth herein. This Agreement supersedes any and all prior agreements, either written or oral, with respect to the subject matter set forth herein and may not be amended or modified except by a written instrument executed by both parties.

         5. In the event any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired and the invalid, illegal or unenforceable provisions shall be replaced by mutually acceptable provisions that come closest to the original intention of the parties.

         6. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

         7. This Agreement may not be assigned by either party without the express written consent of the other.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


EDOCUSIGN, INC.                             SEARCHHELP, INC.


By: /s/Sahba Samet                          By: /s/ Debbie Seaman
    -----------------------                     -----------------

Title: President and CEO                    Title: Vice President